INNOVIZ TECHNOLOGIES LTD.

2 Amal Street

Afek Industrial Park

Rosh HaAin, Israel 4809202

+972-74-700-3692

March 11, 2021

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

Office of Real Estate & Construction

100 F Street, N.E.

Washington, D.C. 20549-6010

Attn:	Jay Ingram

Thomas Jones

Ernest Greene

Kevin Stertzel

Re:	Innoviz Technologies Ltd.

Registration Statement on Form F-4

File No. 333-252023

Ladies and Gentlemen:

Innoviz Technologies Ltd. (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement to 5:00 P.M., Washington, D.C. time, on March 11, 2021 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Thank you for your assistance in this matter.

[Signature Page follows]

Very truly yours,

INNOVIZ TECHNOLOGIES LTD.

By:	/s/ Eldar Cegla
Eldar Cegla
Chief Financial Officer

Cc (via email):

Dana Nutkevich, Innoviz Technologies Ltd.

Ryan J. Maierson, Latham & Watkins LLP

Raanan Lerner, Meitar | Law Offices

Jeffrey M. Gallant, Graubard Miller